[Ropes & Gray letterhead]

                                 August 10, 1998



Midland Enterprises Inc.
300 Pike Street
Cincinnati, Ohio 45202

Ladies and Gentlemen:

       This opinion is furnished to you in connection with a registration statement (the "Registration Statement") on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of $75,000,000 principal amount of __% First Preferred Ship Mortgage Bonds due 2018 (the "Bonds") of Midland Enterprises Inc. (the "Company"). The Bonds are to be sold pursuant to an Underwriting Agreement to be entered into between the Company and Donaldson, Lufkin & Jenrette Securities Corporation, as the Underwriter (the "Underwriting Agreement"). The Bonds are to be issued pursuant to the provisions of a First Preferred Ship Mortgage to be dated as of _____, 1998 (the "Indenture"), between the Company and The Chase Manhattan Bank, as Trustee (the "Trustee").

     We have acted as counsel for the Company in connection with the proposed issue and sale of the Bonds and the preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon the information set forth in the Registration Statement and such other documents and records as we have deemed necessary.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware with corporate power and authority to enter into the Indenture and to issue and sell the Bonds.

     2. When the Indenture has been duly executed and delivered in accordance with the authorizing resolutions of the directors of the Company, the Bonds will have been duly authorized by the Company and, upon the execution and filing with the Trustee of the proper

Midland Enterprises Inc.                -2-                      August 10, 1998

papers, the Bonds will be issuable under the terms of the Indenture; upon the Registration Statement becoming effective and the Indenture being qualified under the Trust Indenture Act of 1939, no further authorization, consent or approval by any regulatory authority will be required for the valid issuance and sale of the Bonds (except under applicable admiralty or maritime law or under the so-called "blue sky" or securities laws of the several states, as to which we express no opinion); and thereafter, upon the execution, authentication and delivery of the Bonds in accordance with the Indenture against payment therefor as provided in the Underwriting Agreement, the Bonds will be valid and legally binding obligations of the Company and will be entitled to the benefits of the Indenture, except that enforcement of the rights and remedies created by the Bonds is subject to bankruptcy, reorganization, insolvency or similar laws of general application affecting the rights and remedies of creditors and that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought, and except that we express no opinion as to the creation under the Indenture of a first preferred mortgage lien on the vessels referred to in Schedule A to the Indenture under Chapter 313 of Title 46 of the United States Code, as amended, or as to any other admiralty or maritime laws.

     We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Validity of the Bonds".

     It is understood that this opinion is to be used only in connection with the offer and sale of the Bonds while the Registration Statement is in effect.

                                                     Very truly yours,

                                                     /s/ Ropes & Gray

                                                     Ropes & Gray